Exhibit 10.1

LAZYDAYS HOLDINGS, INC.

4042 Parks Oaks Boulevard

Suite 350

Tampa, Florida 33610

September 6, 2022

Mr. John North

10064 Surrey Oaks Drive

Dallas, Texas 75229

Dear John:

This amended and restated letter agreement (this “Agreement”) contains the terms and conditions of your employment as Chief Executive Officer of Lazydays Holdings, Inc. (the “Company”).

1. Certain Definitions

The following terms when used in this Agreement have the meanings assigned to them below:

“Cause” means any of the following: (i) your failure to substantially perform the duties set forth in this Agreement (other than any such failure resulting from your Disability); (ii) your failure to carry out, or comply with, in any material respect any lawful directive of the Board; (iii) your commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) your unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing your duties and responsibilities under this Agreement; (v) your commission at any time of any act of fraud, embezzlement, misappropriation, misconduct, conversion of assets of the Company, or breach of fiduciary duty against the Company (or any successor to the Company); (vi) your material breach of this Agreement or any other agreement with the Company or any of its subsidiaries (including, without limitation, any breach of the restrictive covenants of any such agreement); or (vii) your material breach of any Company policy applicable to you; and which, in the case of clauses (i) and (ii), continues beyond ten days after the Company has provided you with notice of such failure or breach (to the extent that, in the reasonable judgment of the Board (excluding you), such failure or breach can be cured by you). Whether or not an event giving rise to “Cause” occurs will be determined by the Board (excluding you) in its reasonable discretion. Any termination of your employment at a time when Cause exists, such as due to your resignation, will be treated as a termination for Cause, even if initially classified differently.

“Company Group” means the Company and each Subsidiary of the Company.

“Company Invention” means any Invention (as defined below) that is Invented (as defined below) by you (alone or jointly with others) (i) in the course of, in connection with, or as a result of your employment or other service with any member of the Company Group (whether before, on, or after the date of this Agreement), (ii) at the direction or request of any member of the Company Group (whether before, on, or after the date of this Agreement), or (iii) through the use of, or that is related to, facilities, equipment, Proprietary Information (as defined below), other Company Inventions, Intellectual Property (as defined below) or other resources of any member of the Company Group, whether or not during your normal work hours (whether before, on, or after the date of this Agreement).

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“Date of Termination” means the date on which your employment with the Company terminates, regardless of the reason and regardless of whether such termination is initiated by you or by the Company.

“Disability” means your inability to engage in the essential functions of your position by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than six months, as determined by a physician selected by the Company and reasonably acceptable to you or your legal representative.

“Good Reason” means any of the following without your consent: (i) a material diminution in your authority, duties, or responsibilities; or (ii) any other action or inaction that constitutes a material breach by the Company of this Agreement.

“Intellectual Property” means any and all intellectual and industrial property rights and other similar proprietary rights, in any jurisdiction throughout the world, whether registered or unregistered, including all rights pertaining to or deriving from patents, trademarks, copyrights, software, trade secrets know-how and confidential or proprietary information, and including all associated past, present and future enforcement rights and rights of priority therein or associated therewith.

“Invented” means made, conceived, created, discovered, invented, authored, first actually reduced to practice, or otherwise developed, whether solely or jointly with a third party.

“Invention” means any invention, modification, design, documentation, procedure, development, formula, therapy, diagnostic technique, discovery, improvement, idea, technique, design, method, art, process, methodology, algorithm, machine, development, product, service, technology, strategy, software (including source code and object code), work of authorship or other Works (as defined in Section 7), trade secret, innovation, trademark, data, database, including all improvements, versions, modifications, enhancements and derivative works of the above, in each case whether or not patentable, together with all Intellectual Property therein.

“Person” means any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

“Restricted Period” means the twenty-four month period immediately following the Date of Termination.

“Subsidiary” means any direct or indirect majority owned subsidiary of the Company at any time and from time to time.

2. Position; Reporting; Responsibilities

During the Term (as defined below), you will serve in the role of Chief Executive Officer of the Company (“CEO”) and will report directly to the Board of Directors of the Company (the “Board”). As CEO, you will be responsible for the day to day operation of the Company, and will have such duties, responsibilities and authority as are customary for the position of a Chief Executive Officer of a similarly sized publicly traded company, subject to the direction of the Board. You agree to diligently and conscientiously devote your full business time, attention, energy, skill and reasonable best efforts to your services under this Agreement. In addition, during the Term: (i) the Company agrees to nominate you for election to the Board and, if properly elected, you agree to, and will serve, on the Board, subject to, and in accordance with, the terms of the Company’s organizational documents and applicable law and (ii) you will hold such other officerships and directorships with the Company Group to which, from time to time, you may be appointed or elected, in each case under clauses (i) and (ii), with no additional compensation payable to you.

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3. Term

Your service as CEO will commence no later than September 6, 2022 and will terminate at the Date of Termination. The period of your service as CEO is referred to in this Agreement as the “Term.” The first day of the Term is referred to in this Agreement as the “Start Date.” This Agreement shall not be effective until you commence employment with the Company as its CEO, and if you do not commence employment as CEO of the Company by September 6, 2022, then this Agreement shall be null and void ab initio.

4. Compensation

As compensation for your services during the Term:

(a) During the Term, you will receive a base salary at the rate of $600,000 per annum (“Base Salary”), pro-rated for partial years worked (to be paid in accordance with the Company’s normal payroll practices, as in effect from time to time).

(b) During the Term, you will be offered participation in the Company’s employee benefit plans in accordance with the terms of those plans (subject to your satisfaction of any eligibility and other requirements).

(c) With respect to each calendar year that ends during the Term, commencing with the calendar year ending December 31, 2022, you will be eligible to be awarded an annual cash bonus (the “Annual Bonus”) under the Company’s short term incentive compensation plan as in effect from time to time (provided that your Annual Bonus awarded for 2022, if any, shall be pro-rated based on the number of days you are employed by the Company during 2022). Your target Annual Bonus will be one-hundred percent (100%) of your Base Salary, but with the actual Annual Bonus awarded for any such year to be based on attainment of one or more performance targets and/or key performance objectives established by the Board and/or Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion. The Board and/or the Compensation Committee shall determine, each calendar year, the range of payouts of the Annual Bonus based on the achievement of the relevant performance targets and/or key performance objectives, which shall be as low as 0% of your target Annual Bonus and as high as 200% of your target Annual Bonus. Any awarded Annual Bonus will be payable on such date as is determined by the Compensation Committee in its sole discretion, but in no event later than March 15th of the calendar year immediately following the calendar year to which the Annual Bonus relates (the “Applicable Bonus Payment Date”). Notwithstanding the above, no bonus will be payable with respect to any calendar year unless you remain continuously employed with the Company during the period beginning on January 1 of the relevant year (provided that for 2022, you do not need to be employed by the Company on January 1, 2022) and ending on the Applicable Bonus Payment Date for that particular calendar year’s Annual Bonus.

(d) On or within seven days after the Start Date, you will receive a one-time restricted stock unit award containing terms substantially similar to the terms of the Lazydays Holdings, Inc. Amended and Restated 2018 Long Term Incentive Plan (the “Plan”) and an award agreement to be entered into between you and the Company for 105,308 shares (the “RSU Award”). The RSU Award shall contain such terms and conditions as determined by the Company.

The RSU Award vests over three years as follows: one-third on the first anniversary of the Start Date, one-third on the second anniversary of the Start Date and one-third on the third anniversary of the Start Date, provided that you remain employed by the Company from the grant date through the vesting period. Notwithstanding the above, in the event of your death or Disability after the Start Date, but prior to the third anniversary of the Start Date, the RSU Award each vest in full, at the time of death or Disability.

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(e) With respect to each calendar year that ends during the Term, commencing with the calendar year ending December 31, 2022, you will be eligible to receive annual grants of options under the Plan (or a successor equity plan). The annual grants of options will be for a maximum potential of 2.5 times your Base Salary, with a term of four years from the grant date (the “Annual Grant”). If performance targets and/or key performance objectives are not met, you will not be eligible for the annual grant of options for the applicable calendar year. The terms, conditions and amount of any such grant will be determined in the discretion of the Board and/or the Compensation Committee, and the Company has no obligation to make any such grant or to provide any specific terms for any such grant.

(f) During the Term, the Company will reimburse you for all reasonable travel and other business expenses incurred by you in the performance of your duties to the Company Group in accordance with the Company Group’s applicable expense reimbursement policies and procedures.

(g) If you relocate to the Tampa Bay area, you will be reimbursed for direct relocation expenses of up to $75,000.

(h) The Company will pay for a furnished apartment in Tampa for one year, in an amount up to $70,000.

(i) To the extent you do not receive any or all of your annual bonus from your previous employer for the fiscal year ending July 31, 2022, the Company will reimburse you for the shortfall between the amount you receive from your previous employer and $455,000, up to a maximum amount of $300,000.

5. Termination

Your employment and the Term may be terminated by the Company or you, as applicable, without any breach of this Agreement under the following circumstances:

(a) Circumstances.

(i) Death. Your employment and the Term will terminate upon your death if not terminated earlier.

(ii) Disability. If you incur a Disability, the Company may give you written notice of its intention to terminate the Term and your employment. In that event, your employment with the Company and the Term will terminate, effective on the thirtieth day after the date of such notice; provided that within the thirty day period following the date of such notice, you have not returned to full-time performance of your duties under this Agreement.

(iii) Termination for Cause. The Company may terminate your employment and the Term for Cause at any point during the Term. Such termination shall be effective on the date the Company provides written notice of termination to you, or such later date specified in such notice.

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(iv) Termination without Cause. The Company may terminate your employment and the Term without Cause at any point during the Term. Such termination shall be effective on the date the Company provides written notice of termination to you, or such later date specified in such notice.

(v) Resignation for Good Reason. You may resign from your employment with the Company and terminate the Term for Good Reason (which does not include your death or Disability). A termination by you will not constitute termination for Good Reason unless you first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than thirty days after the initial occurrence of such event), and sixty days have passed within which the Company may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by you. If the Company does not cure the event alleged to constitute Good Reason within such period and such event is in fact Good Reason, then you must resign within 90 days after the expiration of the Company’s cure period, as well as resign as a director of the Company in order for such termination to be treated as being for Good Reason.

(vi) Resignation for any reason other than Good Reason. You may resign from your employment with the Company and terminate the Term for any reason other than Good Reason, provided that you provide the Company with 90 days advanced written notice of termination and you also resign as a director of the Company; provided, however, that following its receipt of such notice, the Company may elect to accelerate the date of your termination to an earlier date (including to the date of such notice), and no such action shall entitle you to severance, pay in lieu of notice, compensation or benefits or change the classification of such termination to something other than your resignation without Good Reason.

(b) Resignations; No Further Compensation or Benefits. Upon the Date of Termination, you shall be deemed to have immediately resigned from any and all officer, director and other positions you then hold with any member of the Company Group or any of their respective affiliates (and this Agreement shall constitute notice of resignation by you without any further action by you), and you agree to execute and deliver such further instruments as are requested by the Company in furtherance of the above. Except as expressly provided in Section 6, all rights you may have to compensation and employee benefits from any member of the Company Group or any of their respective affiliates shall terminate immediately upon the Date of Termination.

6. Company Obligations Upon Termination of Employment

(a) In General. Upon a termination of your employment for any reason, you (or your estate, as applicable) will be entitled to receive: (i) any Base Salary that is earned through, but unpaid as of, the Date of Termination (to be paid in accordance with Company policy), (ii) any unreimbursed business expenses incurred prior to the Date of Termination in accordance with Company policy and owed to you under Section 4(f), and (iii) any earned vested benefits under any employee benefit plans under Section 4(b) in which you were a participant immediately prior to the Date of Termination, which amounts will be payable in accordance with the terms and conditions of such benefit plans and Company policy. Except as otherwise set forth in Section 6(b) below, the payments and benefits described in this Section 6(a) will be the only payments and benefits payable in the event of your termination of employment for any reason (collectively, clauses (i) through (iii) are the “Accrued Benefits”).

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(b) Severance Payment.

(i) In the event of: (A) your termination of employment by the Company without Cause (and not due to death or Disability), or (B) your resignation for Good Reason, in either case, prior to January 1, 2027 then, in addition to the Accrued Benefits, the Company will pay to you, subject to Section 6(b)(ii), as severance an amount equal to two times the sum of: (x) your Base Salary in effect immediately prior to the Date of Termination and (y) 100% of the target Annual Bonus for the year in which the Date of Termination occurs (the amounts described in Sections 6(b)(i)(x) and (y), collectively, the “Severance”), to be paid in accordance with the Company’s applicable payroll policies, provided that the Release (as defined below) becomes effective and irrevocable. Additionally, in the event of your termination of employment by the Company without Cause or by you for Good Reason, for purposes of the vesting of your equity awards, your service will be deemed to have ended two years after the Date of Termination.

(ii) The payments described in Section 6(b)(i) are in lieu of notice and any other severance payments or benefits to which you might otherwise be entitled. Regardless of anything to the contrary in this Agreement, (A) no portion of the payments described in Section 6(b)(i) will be paid or provided unless you timely execute a separation agreement (the “Release”) that includes a general waiver and release of claims and covenant not to sue in the Company’s then customary form for executives during the time period specified therein (which shall be either 21 days or 45 days after such Release is provided to you, with the Release to be provided by the Company to you within seven days after the Date of Termination) and you do not revoke the Release after you have executed it (the Release will contain a 7 day revocation period), and (B) as of the first date on which you violate any covenant contained in Section 7, the Company’s obligation to make any further payments described in Section 6(b)(i) immediately will cease and you shall be required to promptly return any payments to the Company that were previously paid under Section 6(b)(i).

(c) The provisions of this Section supersede in their entirety any severance payment provisions in any severance plan, policy, program or other arrangement maintained by the Company or any member of the Company Group.

7. Restrictive Covenants

(a) You agree that, during the Term and the Restricted Period, you will not, whether individually as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than during your employment with the Company on behalf of the Company Group, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit your name to be used by, act as a consultant, employee or advisor to, render services for (alone or in association with any Person), or otherwise assist any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business relating to RV dealerships: (x) on the Date of Termination or (y) within twelve months prior to the Date of Termination, in each case, in the geographic locations where the Company Group engages or proposes to engage in such business (collectively, a “Competitive Business”). It is acknowledged and agreed that companies whose principal business is auto insurance or auto financing; vehicle maintenance or repair; auto parts; non-mobility-related franchising; automotive retailing; or auto manufacturing will not be deemed to compete with the business of the Company Group.

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(b) You agree that, during the Term and the Restricted Period, you will not, directly or indirectly, either for yourself or on behalf of any other Person, (i) Solicit any Person, consultant or independent contractor who was employed by the Company Group at any time during the twelve month period immediately prior to the Date of Termination or who thereafter becomes employed by the Company Group (each, a “Company Employee”), or (ii) participate in any way in a decision to hire a Company Employee. For purposes of this Agreement, the term “Solicit” means to recruit, offer, induce, or otherwise persuade (or to assist or encourage any other Person to do so), directly or indirectly, a Company Employee to terminate his or her employment with the Company Group and/or to perform services for you or for any other Person, whether as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity.

(c) You agree that, during the Term and the Restricted Period, you will not, directly or indirectly, either for yourself or on behalf of any other Person, (i) call upon, accept business from, or solicit the business of any Person who is or who had been at any time during the twelve month period immediately prior to the Date of Termination, a customer, supplier or vendor of the Company Group or a prospective customer, supplier or vendor that the Company Group was actively engaged in discussions with or (ii) divert business, supplies, services or materials from, or otherwise interfere with, the Company’s business relationship with any of the Company’s customers, suppliers or vendors. You further agree that if any such customer, supplier or vendor contacts you during the Term or the Restricted Period in respect of doing business with you, you will advise such customer, supplier or vendor of the restrictions on your ability to do business with such customer, supplier or vendor contained in this Agreement.

(d) You will not at any time, directly or indirectly, use or purport to authorize any Person to use any name, mark, logo, trade dress or identifying words or images which are the same as or similar to those used at any time by the Company Group in connection with any product or service.

(e) Except as you reasonably and in good faith determine to be required in the faithful performance of your duties under this Agreement while employed by the Company or in accordance with Sections 7(g), (p) and (q), you will, during the Term and at all times after the Date of Termination, maintain in confidence and will not directly or indirectly, use, disseminate, disclose or publish, or use for your benefit or the benefit of any other Person, any confidential or proprietary information or trade secrets of or relating to the Company Group, including, without limitation, information with respect to the Company Group’s members, operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (collectively, “Proprietary Information”), or deliver to any other Person, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. Your obligation to maintain and not use, disseminate, disclose or publish, or use for your benefit or the benefit of any other Person, any Proprietary Information after the Date of Termination will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of your direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company Group. The parties to this Agreement stipulate and agree that as between them, the Proprietary Information identified in this Agreement is important, material and affects the successful conduct of the businesses of the Company Group (and any successor or assignee of the Company Group).

(f) Upon termination of your employment with the Company for any reason or upon earlier request by the Company, you will promptly deliver to the Company: (i) all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents that are, or include, Proprietary Information, including all physical and digital copies of the same, and (ii) all other Company property (including, without limitation, any personal computer or wireless device and related accessories, keys, credit cards and other similar items) which is in your possession, custody or control.

(g) You may respond to a lawful and valid subpoena or other legal process but must give the Company the earliest possible notice of such subpoena or other legal process, and must, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and must assist such counsel in resisting or otherwise responding to such process.

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(h) You agree not to disparage any member of the Company Group, any of their respective products or practices, or any of their respective managers, officers, agents, representatives, members or affiliates, either orally or in writing, at any time; provided that you may confer in confidence with your legal representatives and make truthful statements as required by law.

(i) You have attached to this Agreement, as Exhibit A, a list describing with particularity all Inventions that were Invented by you prior to the commencement of the Term (collectively, “Prior Inventions”) which: (i) are owned in whole or part by you or in which you have an interest, (ii) relate in any way to any of the Company Group’s actual or proposed businesses, products or research and development, and (iii) are not assigned to the Company hereunder. If no such list is attached, you represent that there are no such Prior Inventions. You agree not to incorporate into any Company Group product, process or machine any Prior Invention, or any Invention owned by a third party. If notwithstanding the above during the Term, you incorporate any Prior Invention into any Company Group product, process or machine, then you hereby grant to the Company a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, offer to sell, import, and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(j) You acknowledge and agree that all Company Inventions hereby are and shall be the sole and exclusive property of the Company. You further acknowledge and agree that any rights arising in you in any Invention Invented by you, whether alone or jointly with others, during the one year period following the Date of Termination and relating in any way to work performed by you for any member of the Company Group during your employment with or service for any member of the Company Group (“Post-employment Inventions”), shall hereby be deemed to be Company Inventions and the sole and exclusive property of the Company; provided, however, that the Company in its sole discretion may elect to compensate you for any Post-employment Inventions. For consideration acknowledged and received, you hereby irrevocably assign, convey and set over to the Company all of your right, title and interest in and to all Company Inventions. You acknowledge and agree that the compensation received by you for employment or services provided to the Company is adequate consideration for the above assignment. You further agree to disclose in writing to the Company any Company Inventions (including, without limitation, all Post-employment Inventions), promptly following their conception or reduction to practice. Such disclosure shall be sufficiently complete in technical detail and appropriately illustrated by sketch or diagram to convey to one skilled in the art of which the Company Invention pertains, a clear understanding of the nature, purpose, operations, and other characteristics of the Company Invention. You agree to execute and deliver such deeds of assignment or other documents of conveyance and transfer as the Company may request to confirm in the Company or its designee the ownership of the Company Inventions, without compensation beyond that provided in this Agreement. You further agree, upon the request of the Company and at its expense, that you will execute any other instrument and document necessary or desirable in applying for and obtaining patents in the United States and in any foreign country with respect to any Company Invention. You further agree, whether or not you are then an employee or other service provider of any member of the Company Group, upon request of the Company, to provide reasonable assistance with respect to the perfection, recordation or other documentation of the assignment of Company Inventions hereunder, and the enforcement of the Company’s rights in any Company Inventions, and to cooperate to the extent and in the manner reasonably requested by the Company in any litigation or other claim or proceeding (including, without limitation, the prosecution or defense of any claim involving a patent) involving any Company Inventions covered by this Agreement, without further compensation but all reasonable out-of-pocket expenses incurred by you in satisfying the requirements of this section shall be paid by the Company or its designee. Without limiting the foregoing, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney-in-fact, to act for and on your behalf to execute and file any application or applications or other documents for patents, copyrights or trademark registrations or any other legal protection thereon, and to do all other lawfully permitted acts to further the prosecution and issuance of such patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by you. You shall not, on or after the date of this Agreement, directly or indirectly challenge the validity or enforceability of the Company’s ownership of, or rights with respect to, any Company Invention, including, without limitation, any patent issued on, or patent application filed in respect of, any Company Invention. For the avoidance of doubt, the term “Company Invention” is deemed not to include any Invention to the extent it is non-assignable under the provisions of applicable law.

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(k) You also acknowledge and agree that all works of authorship, in any format or medium, and whether published or unpublished, created wholly or in part by you, whether alone or jointly with others, (i) in the course of, in connection with, or as a result of your employment or other service with any member of the Company Group (whether before or after the date of this Agreement), (ii) at the direction or request of any member of the Company Group (whether before or after the date of this Agreement), or (iii) through the use of, or that is related to, facilities, equipment, Proprietary Information, other Company Inventions, Intellectual Property or other resources of any member of the Company Group, whether or not during your work hours (whether before or after the date of this Agreement) (“Works”), are works made for hire as defined under United States copyright law, and that the Works (and all copyrights arising in the Works) are owned exclusively by the Company and all rights therein will automatically vest in the Company without the need for any further action by any party. To the extent any such Works are not deemed to be works made for hire, for consideration acknowledged and received, you hereby waive any “moral rights” in such Works and you hereby irrevocably assign, transfer, convey and set over to the Company, without compensation beyond that provided in this Agreement, all right, title and interest in and to such Works, including without limitation all rights of copyright arising therein or thereto, and further agree to execute such assignments or other deeds of conveyance and transfer as the Company may request to vest in the Company or its designee all right, title and interest in and to such Works, including all rights of copyright arising in or related to the Works.

(l) During and after the Term, you agree to cooperate with the Company Group (and its counsel) in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party concerning issues about which you have knowledge or that may relate to you or your employment or service with any member of the Company Group (or the termination thereof). Your obligation to cooperate hereunder includes, without limitation, being available to the Company Group upon reasonable notice for interviews and factual investigations, appearing in any forum at the Company Group’s request to give testimony (without requiring service of a subpoena or other legal process), volunteering to the Company Group pertinent information, and turning over to the Company Group all relevant documents which are or may come into your possession. The Company shall promptly reimburse you for the reasonable pre-approved (in writing) out-of-pocket expenses incurred by you at the Company Group’s request in connection with such cooperation. For the avoidance of doubt, the immediately preceding sentence shall not require the Company to reimburse you for any attorneys’ fees or related costs you may incur absent prior written approval by the Company.

(m) Prior to accepting other employment or any other service relationship during the Restricted Period, you must provide a copy of this Section 7 to any recruiter who assists you in obtaining other employment or any other service relationship and to any employer or other Person in the Company’s industry with which you discuss potential employment or any other service relationship.

(n) In the event the terms of this Section 7 will be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. Any breach or violation by you of the provisions of this Section 7 will toll the running of any time periods set forth in this Section 7 (to the extent not perpetual) for the duration of any such breach or violation.

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(o) You acknowledge and agree that the members of the Company Group and their respective affiliates will have no adequate remedy at law and will be irreparably harmed if you breach or threaten to breach any of the provisions of this Section 7. You agree that the members of the Company Group and their respective affiliates shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of any provision of this Section 7, and to specific performance of each of the terms of Section 7, in each case, in addition to any other legal or equitable remedies that any of them may have, as well as the costs and reasonable attorneys’ fees it/they incur in enforcing any of the provisions of this Section 7. You further agree that (i) any breach or claimed breach of the provisions set forth in this Agreement by, or any other claim you may have against, any member of the Company Group or any of their respective affiliates will not be a defense to enforcement of any provision of this Section 7 and (ii) the circumstances of your termination of employment with the Company will have no impact on your obligations to comply with any of the provisions of this Section 7. The provisions of this Section 7 are intended for the benefit of the Company and each of its affiliates and the other members of the Company Group. Each affiliate of the Company and each other member of the Company Group is an intended third party beneficiary of the provisions of this Section 7, and each affiliate of the Company and each other member of the Company Group, as well as any successor or assign of the Company or such affiliate or member of the Company Group, may enforce the provisions of this Section 7. You further agree that the provisions of this Section 7 are in addition to, and not in lieu of, any non-competition, non-solicitation, protection of confidential information, non-disparagement or intellectual property, or other similar covenants in favor of the Company or any of its affiliates or other member of the Company Group by which you may be bound, and any such non-competition, non-solicitation, protection of confidential information, non-disparagement or intellectual property, or other similar covenants shall not supersede, or be superseded by, any of the provisions of this Section 7.

(p) You understand that nothing contained in this Agreement or otherwise limits your ability to communicate with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, the Department of Justice or any other federal, state or local governmental agency or commission (collectively, “Governmental Agencies”) or otherwise participate in any investigation or proceeding that may be conducted by any Governmental Agency, including providing documents or other information, without notice to the Company. You may not, however, waive the Company’s attorney-client privilege.

(q) You and the Company acknowledge that pursuant to 18 U.S.C § 1833(b)(1), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You and the Company further acknowledge that, pursuant to 18 U.S.C § 1833(b)(2) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (x) file any document containing the trade secret under seal; and (y) do not disclose the trade secret, except pursuant to court order.

(r) You acknowledge the Company’s Stock Ownership and Holding Requirements Guidelines.

Mr. John North September 6, 2022 Page 11

8. Miscellaneous

(a) Representations. You represent that you are entering into this Agreement voluntarily and that your service under this Agreement and compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by you of any agreement to which you are a party or by which you may be bound, and that in performing your services under this Agreement, you will not use any confidential or proprietary information that you may have obtained in connection with your employment or engagement with any other Person. You further represent that no agreement or court order to which you are a party, bound or subject will limit or restrict in any respect the performance of your duties or responsibilities to the Company Group.

(b) Governing Law; Venue; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, applied without reference to principles of conflicts of law. Both you and the Company agree to appear before and submit exclusively to the jurisdiction of the appropriate state court sitting in Hillsborough County, Florida or the United States District Court for the Middle District of Florida (Tampa Division) with respect to any controversy, dispute, or claim arising out of or relating to this Agreement, your employment or service with any member of the Company Group or the termination of such employment or service. Both you and the Company also agree to waive, to the fullest possible extent, the defense of an inconvenient forum or lack of jurisdiction. THE COMPANY AND YOU WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF YOUR EMPLOYMENT BY, OR SERVICE WITH, ANY MEMBER OF THE COMPANY GROUP OR THE TERMINATION OF YOUR EMPLOYMENT OR SERVICE WITH ANY MEMBER OF THE COMPANY GROUP, OR THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT OF THIS AGREEMENT (WHETHER ARISING IN CONTRACT, EQUITY, TORT OR OTHERWISE).

(c) Taxes; Code Section 409A: All amounts payable under this Agreement shall be reduced by all applicable payroll deductions and withholding taxes. This Agreement is intended to be exempt from (and if not exempt from, then compliant with) Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be interpreted consistent with such intention, but without increasing the cost under this Agreement to the Company. All reimbursements under this Agreement shall be paid in accordance with Company policy, but in no event later than the last day of the calendar year immediately following the calendar year in which the applicable expense was incurred. No reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit, and the amount available for reimbursement or in-kind benefits in one calendar year shall not impact the amount available for reimbursement or in-kind benefits in any other calendar year. Solely to the extent required by Code Section 409A, if you are a “specified employee” (within the meaning of Code Section 409A) at the time of your termination of employment with the Company, then any portion of the Severance that otherwise would have been paid within six months after the date of your “separation from service” (within the meaning of Code Section 409A) instead shall be withheld and paid in a lump sum payment (without interest) on the first day of the seventh month following your “separation from service” (within the meaning of Code Section 409A) or if earlier, within 10 days after the date of your death (but not earlier than such payments would have been made absent your death), with all remaining payments to be made in the same manner as if no such delay had occurred. To the extent required by Code Section 409A, the Severance (and any other amounts payable under this Agreement as the result of your termination of employment) shall not commence or be payable unless and until your qualifying termination of employment constitutes a “separation from service” (within the meaning of Code Section 409A). Each payment in a series of payments under this Agreement shall be treated as a separate payment for purposes of Code Section 409A. Notwithstanding anything contained in this Agreement to the contrary, in no event shall any member of the Company Group have any liability to you or any other Person for any interest, taxes or penalties, including any under Code Section 409A.

Mr. John North September 6, 2022 Page 12

(d) Amendment; Waiver. No provision of this Agreement may be amended or waived otherwise than by a written agreement executed by the parties or their respective successors and legal representatives that specifies the provision of this Agreement being amended or waived. The waiver by either party of any right under this Agreement or of any breach by the other party will not be deemed a waiver of any other right under this Agreement or of any other breach by the other party. No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

(e) Notices. All notices and other communications hereunder shall be in email or in writing, and if in writing, shall be given by hand-delivery to the other party by delivery by reputable overnight courier, fees prepaid, addressed as follows:

To the Company: At its headquarters, addressed to the Board.

To you: at your residence address most recently filed with the Company;

or to such other address as any party shall have furnished to the other in writing in accordance herewith. All such notices shall be deemed to have been duly given: (i) when delivered personally to the recipient or when sent if by email (unless the message is returned as undelivered) or (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid). If you provide an email notice, it must be sent to all members of the Board (other than you), and any email notice provided by the Company shall be sent to your work email (unless you specify a different email address to the Company).

(f) Severability. The terms and provisions of this Agreement are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement will be affected.

(g) Counterparts; Entire Agreement. This Agreement may be executed in counterparts and delivered by facsimile transmission or electronic transmission in “portable document format,” each of which shall be an original and which taken together will constitute one and the same document. This Agreement contains the entire agreement concerning its subject matter and supersedes all prior and contemporaneous agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties and their respective affiliates relating to such subject matter.

(h) Assignment. The Company may assign its rights and/or delegate its obligations under this Agreement to any of its Subsidiaries or to any purchaser or other successor of the Company or any of its Subsidiaries, and in connection with any such delegation of its obligations under this Agreement (but only so long as such assignee or delegee has consented in writing to be bound by the obligations under this Agreement) shall be released from such obligations under this Agreement. This Agreement may not be assigned by you. This Agreement shall bind and inure to the benefit of and be enforceable by you, the Company and your and the Company’s respective successors and permitted assigns.

(i) Captions. The captions of this Agreement are not part of the provisions of this Agreement and shall have no force or effect.

(j) Survivorship. The provisions of Sections 1, 5(b), 7 and 8 shall survive the termination of your employment with the Company, the termination of the Term and the termination of this Agreement, in each case, in accordance with their respective terms.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, each as of the date first above written.

LAZYDAYS HOLDINGS, INC.

By:
Name:	Nicholas Tomashot
Title:	Chief Financial Officer

John North

John North

[Signature Page to Employment Agreement]

EXHIBIT A

PRIOR INVENTIONS

None.